EXHIBIT 99.1

For more information contact: :
Russ Knittel	Jennifer Jarman
Synaptics Incorporated	the blueshirt group
408-434-0110x140	415-217-7722
russk@synaptics.com	jennifer@blueshirtgroup.com

Synaptics Reports First Quarter Results

Company Posts Record Revenues and Unit Shipments

October 23, 2003 – San Jose, CA – Synaptics (Nasdaq: SYNA), a leader in touch pads and other human interface solutions for mobile computing and communications devices, today reported financial results for the first fiscal quarter ended September 30, 2003.

Net revenue for the first quarter of fiscal 2004 was $29.6 million, a 33% increase compared to $22.2 million for the first quarter of the prior fiscal year. Actual (GAAP) net income for the first quarter of fiscal 2004 was $2.3 million, or $0.09 per diluted share, which includes one-time restructuring costs and non-cash charges related to the amortization of intangibles and deferred stock-based compensation of $569,000, or $0.01 per diluted share. This represents an 89% increase from actual net income of $1.2 million, or $0.05 per diluted share, for the first quarter of the prior fiscal year.

“Our first quarter results exceeded our expectations, reflecting strong demand for our TouchPad products and record revenues for the quarter,” stated Francis Lee, President and Chief Executive Officer of Synaptics. “The quarter was also highlighted by our fourth consecutive quarter of record unit shipments and strong bookings throughout the quarter, resulting in a record backlog of $19 million going into the December quarter. We also continue to see healthy levels of design activity for both notebook and non-notebook implementations of Synaptics’ technology.”

Russ Knittel, Synaptics’ Chief Financial Officer, added, “Indicators point to continued strength in demand for notebook computers as we head into the seasonally strongest quarter of the year, and we are expecting a sequential revenue increase in the December quarter of 8% to 10%. We expect revenues in the March quarter to be down sequentially based on industry historical seasonal patterns, the extent of which will depend largely on sell-through rates in the December quarter.”

About Synaptics Incorporated

Synaptics develops advanced interface solutions for products as diverse as notebook and desktop computers, mobile computing and communications devices, automotive applications, and security solutions. Synaptics’ products include TouchPad™, the industry standard notebook pointing device; ClearPad™, a capacitive touch screen solution; TouchStyk™, a modular and capacitive pointing stick solution; Spiral®, an inductive, proximity sensing pen input system; and QuickStroke®, a proprietary Chinese handwriting recognition software. More information about Synaptics can be found on the World Wide Web at www.synaptics.com.

This press release contains “forward-looking” statements, as that term is defined under the federal securities laws. Synaptics intends such forward-looking statements to be subject to the safe-harbor created by those laws. Such forward-looking statements include, but are not limited to, statements regarding Synaptics’ revenue expectations, earnings expectations, cash flow expectations, and competitive position in both notebook computers and new market initiatives. Synaptics cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but are not limited to, (a) market demand for Synaptics’ products, (b) market demand for OEMs’ products using Synaptics’ products, (c) the failure of Synaptics’ products and OEMs’ products to deliver commercially acceptable performance, and (d) other risks as identified from time to time in Synaptics’ SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003. All forward-looking statements are based on information available to Synaptics on the date hereof, and Synaptics assumes no obligation to update such statements.

(Tables to Follow)

SYNAPTICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	June 30,
	2003	2003

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,330	$41,697
Short term investments	34,043	35,589
Restricted cash	240	240
Accounts receivable, net of allowances of $160 and $160 at September 30, 2003, and June 30, 2003, respectively	15,950	13,181
Inventories	5,053	6,428
Prepaid expenses and other current assets	2,235	2,637

Total current assets	102,851	99,772
Property and equipment, net	1,767	1,934
Goodwill	1,968	1,968
Other assets	820	834

Total assets	$107,406	$104,508

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,843	$6,893
Accrued compensation	2,824	2,808
Accrued warranty	969	1,002
Income taxes payable	2,993	1,661
Other accrued liabilities	2,789	3,362
Capital leases and equipment financing obligations	169	231

Total current liabilities	15,587	15,957
Capital leases and equipment financing obligations, net of current portion	—	28
Note payable to a related party	1,500	1,500
Other liabilities	774	759
Commitments and contingencies
Stockholders’ equity:
Preferred stock;
$.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock;
$.001 par value; 60,000,000 shares authorized; 24,048,053 and 23,835,877 shares issued and outstanding, respectively	24	24
Additional paid-in capital	79,654	78,761
Deferred stock compensation	(1,033)	(1,184)
Notes receivable from stockholders	(20)	(20)
Retained earnings	10,850	8,583
Accumulated other comprehensive income	70	100

Total stockholders’ equity	89,545	86,264

Total liabilities and stockholders’ equity	$107,406	$104,508

SYNAPTICS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended	Three Months Ended
	September 30,	September 30,
	2003	2002

Net revenue	$29,571	$22,177
Cost of revenue	17,426	12,443

Gross margin	12,145	9,734
Operating expenses
Research and development	5,096	5,323
Selling, general, and administrative	3,074	2,604
Amortization of intangible assets	—	30
Amortization of deferred stock compensation	137	110
Restructuring	432	—

Total operating expenses	8,739	8,067

Operating income	3,406	1,667
Interest income	226	277
Interest expense	(34)	(39)

Income before income taxes	3,598	1,905
Provision for income taxes	1,331	705

Net income	$2,267	$1,200

Net income per share:
Basic	$0.09	$0.05

Diluted	$0.09	$0.05

Shares used in computing net income per share:
Basic	24,013,482	23,260,200

Diluted	26,526,878	24,839,868

Pro forma results (unaudited)
Reported net income	$2,267	$1,200
Pro forma adjustments:
Amortization of intangible assets	—	30
Amortization of deferred stock compensation	137	110
Restructuring (tax effected)	272	—

Pro forma net income	$2,676	$1,340

Pro forma earnings per share
Basic	$0.11	$0.06

Diluted	$0.10	$0.05